BCE appoints Mirko Bibic as Chief Operating Officer

MONTRÉAL, October 4, 2018 – BCE Inc. (TSX, NYSE: BCE) today announced the appointment of Mirko Bibic as Chief Operating Officer for BCE Inc. and Bell Canada.

As Chief Operating Officer, Mr. Bibic will leverage his deep knowledge of Bell’s business and his experience in executing major corporate initiatives to lead the company’s largest customer-facing business units. Effective today, Rizwan Jamal, President of Bell Residential and Small Business; Blaik Kirby, President of Bell Mobility; and Tom Little, President of Bell Business Markets report to Mr. Bibic in his role as COO. Mr. Bibic will also continue to lead legal and regulatory strategy for BCE and the Bell group of companies.

Mr. Bibic has been a key driver in the success of Bell’s broadband investment and innovation strategy as Executive Vice President of Corporate Development. This includes his oversight of strategic M&A transactions such as the acquisitions of Astral Media and Manitoba Telecom Services Inc., Bell’s participation in multiple wireless spectrum auctions, and a wide range of other investment and partnership initiatives.

“Mirko is a leader who delivers results, and he has played a critical role in Bell’s successful transformation into Canada’s broadband communications leader over the last decade,” said George Cope, President and CEO of BCE and Bell Canada. “As our COO, Mirko will apply his comprehensive understanding of Bell’s business and competitive landscape to drive further innovation and growth in our broadband wireless, Internet, TV and business communications services.”

“I’m thrilled with the opportunity to expand my role on the Bell team as Chief Operating Officer and honoured by the vote of confidence from George Cope,” said Mr. Bibic. “I look forward to working with our Mobility, Residential and Business teams to capitalize on all opportunities to enhance Bell product and service development, maximize growth opportunities and deliver the best possible customer experience.”

Bell also today announced the appointment of Wade Oosterman as Vice Chair of BCE and Bell Canada. A highly respected leader in the Canadian communications industry, including 12 years at Bell in increasingly expansive executive roles, Mr. Oosterman assumes a senior advisory and oversight role on the Bell executive team, in addition to his existing leadership of Bell Media as Group President and his role as Bell’s Chief Brand Officer. Bell Media President Randy Lennox continues to report to Mr. Oosterman.

“I’m pleased to announce Wade’s appointment as Bell’s Vice Chair, a position that leverages the insights and expertise he’s gained as an executive leader at Bell and in the broader Canadian communications industry. Bell will continue to benefit from his widely renowned expertise in marketing innovation, media and content development, and his unique ability to develop enduring corporate brands,” said Mr. Cope.

Both Mr. Bibic and Mr. Oosterman will continue to report to George Cope, as will these members of the Bell executive team: Michael Cole, Chief Information Officer; Stephen Howe, Chief Technology Officer; Bernard le Duc, Executive VP, Corporate Services; Glen LeBlanc, Chief Financial Officer and Vice Chair, Atlantic; Martine Turcotte, Vice Chair, Québec; and John Watson, Executive VP, Customer Experience.

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About BCE

BCE is Canada’s largest communications company, providing advanced Bell broadband wireless, TV, Internet and business communications services alongside Canada’s premier content creation and media assets from Bell Media. To learn more, please visit Bell.ca or BCE.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace leadership initiatives. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Marc Choma

613-785-0622

marc.choma@bell.ca

@Bell_News

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca

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